UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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NANO DIMENSION LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Nano Dimension Board Sets the Record Straight on

Murchinson's Self-Interested and Destructive Campaign

If Murchinson Wins, They Would Control 100% of The Board

The Upcoming Extraordinary General Meeting Is Not A Vote On Any Strategic Transaction

Waltham, Mass., July 9, 2026 — Nano Dimension Ltd. (Nasdaq: NNDM) (“Nano Dimension,” “Nano”, or the “Company”) today issued the following letter to shareholders regarding its upcoming Extraordinary General Meeting (“EGM”) scheduled for July 31, 2026. Nano's Board of Directors (the “Board”) urges shareholders to carefully evaluate its recommendations and vote accordingly.

Dear Fellow Shareholders:

The upcoming Extraordinary General Meeting centers on a fundamental question: should Murchinson Ltd. and certain of its affiliates (“Murchinson”) be empowered to take control of your Company by replacing the independent directors with their own hand-picked loyalists?

To address this, it is important to understand the origins of the current dispute.

This proxy contest arose out of Murchinson's persistent, inappropriate demands of the Company to advance its individual self-interest to the detriment of the Company's other shareholders and the Board's rejection of Murchinson's improper demands consistent with the Board’s fiduciary duty to all shareholders.

Murchinson is seeking to replace three of the Company’s five directors. Notably, two of those directors were originally nominated by Murchinson. In addition, a third director who Murchinson is not seeking to remove, was also nominated by Murchinson and remains aligned with its interests. Further, Andy Sriubas, a current independent director, has publicly disclosed that he will not continue to serve on the Board if Murchinson gains control. As a result, if Murchinson’s proposals are approved, it would control 100% of the Board through its newly appointed directors together with the director who remains aligned with and loyal to Murchinson.

Several examples of Murchinson's inappropriate, self-interested conduct and the Board's response follow. Please note these examples are an illustrative subset of Murchinson's extensive and persistent improper conduct, and the Board's determination to protect the interests of all of the Company's shareholders.

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Examples of Murchinson’s Demands and the Board’s Independent Responses

Murchinson Demand	Board Response
Demanded that the Company reimburse Murchinson $15 million for prior activism campaigns and litigation costs.	Rejected. Murchinson did not provide supporting documentation or detailed expense information to substantiate its requested reimbursement of $15 million.
Demanded the Company engage Murchinson as its litigation advisor pursuant to a litigation trust with significant fees payable to Murchinson.

Rejected.

The Board concluded that Murchinson's proposed arrangements would create significant conflicts of interest and would result in a transfer of value from the Company to Murchinson that would be inconsistent with the Board's fiduciary duties to all shareholders.

Demanded members of the Board, and specifically those directors nominated by Murchinson, take direction from Murchinson on corporate and strategic matters.	Rejected. The Board believes that taking such actions would be inconsistent with each director's obligation to act independently and in the best interests of all of the Company's shareholders.
Demanded the Board appoint Marc Bistricer to the Board while insisting Murchinson would not agree to normal and customary provisions of a settlement agreement.	In April 2026 the Board attempted to negotiate a settlement agreement with Murchinson, but Murchinson rejected all reasonable proposals of the Company.

Shareholders should also be aware that Murchinson has been subject to prior regulatory action, including an SEC Administrative Proceeding in 2021 resulting in an approximately $8 million fine. The Board believes Murchinson’s inappropriate and improper demands of the Company are consistent with Murchinson's misconduct in other circumstances that has resulted in regulatory action against it.

We would like to emphasize that the upcoming Extraordinary General Meeting is about determining whether the existing Board or Murchinson's new hand-picked replacements, who would constitute 100% of the Board, are best equipped to represent the interests of all Company shareholders, and when necessary, take a stand against further inappropriate, self-interested and/or value destructive demands coming from Murchinson. It is not a referendum on the Company's past or the Company's current strategic plans. Nevertheless, we would like to put some issues of the past as well as current strategic initiatives in context.

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All current members of the Board joined during or after December 2024. Prior to that, the prior Board made several irreversible decisions that the current Board inherited. This included definitive agreements to acquire Desktop Metal, Inc. and Markforged Holding Corporation. These agreements were hastily negotiated by prior management, approved by the prior Board and committed the Company to consummate them without giving the Company's shareholders the opportunity or right to vote on them. The current Board has been addressing the consequences of the prior Board's decisions.

By contrast, the current Board conducted a thorough review of all strategic alternatives available to the Company with the assistance of Houlihan Lokey and Guggenheim Securities, LLC, and identified the potential Infinite Epigenetics transaction as the best prospect for maximizing shareholder value. The Board understands that based on the information the Company has provided so far, many shareholders have mixed feelings about the proposed transaction with Infinite Epigenetics. If the Board approves a definitive merger agreement with Infinite Epigenetics, the Board intends to provide more extensive information regarding this opportunity and why the Board believes it has the prospect for generating significant long-term shareholder value for the Company and its shareholders.

The upcoming Extraordinary General Meeting is not a vote on any strategic transaction. Rather, it is a vote on whether shareholders believe the current Board should continue to exercise independent judgment, oversee the Company, and continue a structured review of strategic alternatives in the best interests of all shareholders.

The Board believes this structure preserves full shareholder choice while ensuring a disciplined and transparent process at every stage. Simply put, if the Board approves the Company’s execution of a definitive agreement with Infinite Epigenetics, shareholders will have the opportunity to vote at a later meeting on whether to approve that transaction.

In addition, since the announcement of the proposed Infinite Epigenetics transaction, the Company has received an unsolicited, publicly disclosed all cash merger proposal from Tang Capital. The Board believes any potential strategic alternative should be addressed through a disciplined process consistent with its fiduciary duties and applicable law. Shareholders deserve sufficient information and adequate time to evaluate any transaction requiring shareholder approval before being asked to vote.

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The Board strongly recommends that at the upcoming Extraordinary General Meeting shareholders vote in accordance with the Board’s recommendations set forth below and in the Company’s proxy materials.

VOTE THE WHITE PROXY CARD AS FOLLOWS

Proposal	Description	Board Recommendation
Proposal 1	To approve on a non-binding advisory basis a resolution regarding the continuation of the Company's strategic alternatives review process including any related transaction approved by the Board	FOR
Proposal 2	To approve the Proposing Shareholders' proposal to amend Article 39 of the Articles	FOR
Proposal 3	To approve the Proposing Shareholders' proposal to add a new Article 71 to the Articles	AGAINST
Proposal 4	To approve the Proposing Shareholders' proposal to add a new Article 72 to the Articles	AGAINST
Proposal 5

To approve the Proposing Shareholders' proposal to dismiss the following three (3) of the

Company's directors from office and to dismiss any new directors appointed after May 21, 2026 ("Proposal No. 5"):

5a. Robert Pons

5b. Joshua Rosensweig

5c. David Stehlin

5d. Any and all new directors appointed by the Board of Directors of the Company on or following

May 21, 2026

AGAINST AGAINST AGAINST AGAINST
Proposal 6

Subject to the approval of Proposal No. 5, to approve the Proposing Shareholders' proposal to elect the following three (3) new directors in three (3) of the resulting vacancies:

6a. Moshe Rozenbaum

6b. Eliezer Eli Tarlow

6c. Paul Fruchthandler

AGAINST AGAINST AGAINST

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Expected timeline:

•	June 25, 2026: The Company filed its definitive proxy statement for the upcoming Extraordinary General Meeting.
•	July 31, 2026: Extraordinary General Meeting.
•	Fall 2026: If a definitive agreement is reached regarding the Infinite Epigenetics transaction, shareholders are expected to receive additional information and have the opportunity to vote on the binding transaction.

How to vote:

Shareholders should follow the instructions on their WHITE proxy card, voting instruction form or materials received from their broker, bank, or other nominee.

Questions or need assistance voting:

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

Shareholders may call 1 (877) 750-9498 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries).

Banks and Brokers may call collect: (212) 750-5833

About Nano Dimension Ltd.

Nano Dimension Ltd. (Nasdaq: NNDM) has historically delivered advanced digital manufacturing technologies serving customers across the defense, aerospace, automotive, electronics and medical device industry segments. Following a strategic review process initiated in 2025, the Company has focused on streamlining its operations, reducing cash burn, monetizing product lines and evaluating opportunities to deploy its capital base and publicly traded company platform into a more compelling long-term value creation opportunity. Nano Dimension continues to operate its remaining product lines, while the Company advances its strategic plan and evaluates the proposed business combination with Infinite Epigenetics. For more information, please visit www.nano-di.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the extraordinary general meeting requisitioned by Murchinson, Nano Dimension’s strategic plan, the view of Nano Dimension’s Board on the reasonableness and appropriateness of the actions taken and not taken by Murchinson, and all other statements other than statements of historical fact that address activities, events or developments that Nano Dimension intends, expects, projects, believes or anticipates will or may occur in the future. Forward-looking statements may be characterized by terminology such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “continue,” “likely,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. These forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Accordingly, the Company cautions shareholders that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The forward-looking statements contained or implied in this communication are subject to other risks and uncertainties, including, but not limited to those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2026, and in any subsequent filings with the SEC.

Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this communication.

Contacts

Investors:
Purva Sanariya
Director, Investor Relations
ir@nano-di.com

Media:
Samuel Manning
Principal Manager, External Communications
press@nano-di.com

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